UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  November 24, 2015

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed on April 17, 2015, General Moly, Inc.  (the “Company”) entered into an Investment and Securities Purchase Agreement (the “Purchase Agreement”) with Amer International Group Co., Ltd. (“Amer”), pursuant to which Amer agreed to (a) acquire an equity interest in the Company by purchasing the shares of our common stock, and (b) assist the Company in obtaining a loan from one or more prime Chinese banks to fund our share of costs related to the development of the Mt. Hope Project (the “Loan”), or approximately $700 million, including providing a guarantee of that loan.  Also, as previously disclosed, on November 2, 2015, the Company and Amer entered into an amendment to the Purchase Agreement, pursuant to which, the parties agreed to a three tranche closing structure to the transactions contemplated by the Purchase Agreement.

On November 24, 2015, the parties closed the first of the three Purchase Agreement closing tranches (the “First Tranche Closing”), pursuant to which Amer invested $4 million in the Company in exchange for 13,333,333 shares of the Company’s common stock, at a price of $0.30 per share, and warrants to purchase 80,000,000 shares of common stock at $0.50 per share. The warrants were issued pursuant to a Common Stock Purchase Warrant executed by the Company and Amer (the “Common Stock Purchase Warrant”).  Pursuant to the terms of the Common Stock Purchase Warrant, Amer may exercise it at any time commencing on the date the Company first draws down funds under the Loan (the “Commencement Date”), and expiring on the earlier of (a) the sixty (60) month anniversary of the Commencement Date or (b) the twenty-four (24) month anniversary of the Purchase Agreement, as amended, if the Loan documentation has not been executed by such date.  The shares of common stock and warrants were issued pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended.

In addition, at the First Tranche Closing, Amer and the Company entered into a Stockholder Agreement (the “Stockholder Agreement”) pursuant to which Amer is permitted to immediately nominate one member of the Company’s Board of Directors, as well as additional directors following the completion of the third tranche closing under the Purchase Agreement, and drawdown of a senior secured loan, respectively.  The Stockholders Agreement also governs Amer’s acquisition and transfer of shares of the Company’s common stock.

Also at the First Tranche Closing, Amer and the Company entered into an Expense Reimbursement Agreement (the “Expense Reimbursement Agreement”) pursuant to which the Company agreed to deposit $2 million into a joint account (the “Joint Account”) to cover anticipated Mt. Hope financing costs and other jointly sourced business development opportunities.  Upon the closing of the second tranche under the Purchase Agreement, the Company is required to deposit an additional $1 million in the Joint Account.

The foregoing descriptions of the Common Stock Purchase Warrant, Stockholder Agreement and Expense Reimbursement Agreement are qualified in their entirety by reference to the full texts of such documents, which are attached hereto as Exhibits 10.2, 10.3 and 10.4, respectively.

On November 30, 2015, the Company issued a press release announcing the completion of the First Tranche Closing, a copy of which is attached hereto at Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in the second paragraph under Item 1.01 above is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

10.1	Amendment No. 1 to Investment and Securities Purchase Agreement dated April 17, 2015, between General Moly, Inc. and Amer International Group Co., Ltd.
10.2	Common Stock Purchase Warrant by and between General Moly, Inc. and Amer International Group Co. Ltd. dated November 24, 2015.
10.3	Stockholder Agreement by and between General Moly, Inc. and Amer International Group Co. Ltd. dated November 24, 2015.
10.4	Expense Reimbursement Agreement by and between General Moly, Inc. and Amer International Group Co. Ltd. dated November 24, 2015.
99.1	Press Release of General Moly, Inc. dated November 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: December 1, 2015	By:	/s/ Lee M. Shumway
Lee M. Shumway
Chief Financial Officer